Exhibit 99.1
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(1) Common Stock, and rights to purchase Series A Junior Participating Preferred
Stock attached thereto.

(2) Greenwich Street Capital Partners II, L.P. ("GSCP II"), GSCP Offshore Fund, L.P. ("GSCP Offshore"), Greenwich Fund, L.P. ("Greenwich Fund"), Greenwich Street Employees Fund, L.P. ("Employees Fund") and TRV Executive Fund, L.P. ("TRV" and together with GSCP II, GSCP Offshore, Greenwich Fund and Employees Fund, the "Greenwich Street Funds"), collectively own 10,620,448 shares of common stock of R.R. Donnelley & Sons Company ("Donnelley Common Stock"). Mr. Eckert is deemed to be the indirect beneficial owner of the 10,620,448 shares of Donnelly Common Stock owned by the Greenwich Street Funds in his capacity as (a) a managing member of Greenwich Street Investments II, L.L.C., which is the general partner of each of the Greenwich Street Funds, (b) a limited partner of GSCP (NJ), L.P. (the "Funds Manager"), which is the manager of the Greenwich Street Funds, and (c) an executive officer and stockholder of GSCP (NJ) Inc., which is the general partner of the Funds Manager.

In a public offering of Donnelley Common Stock, 4,655,644 shares were sold by the Greenwich Street Funds. In a separate transaction Donnelley repurchased 5,964,804 shares from the Greenwich Street Funds. Mr. Eckert directly owns 23,625 shares of Donnelley Common Stock, which are not being sold pursuant to the public offering or the repurchase.

(3) Mr. Eckert disclaims beneficial ownership of the shares of Donnelley Common Stock owned by the Greenwich Street Funds. Nothing in this Form 4 shall be construed as an admission that Mr. Eckert is, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or otherwise, the beneficial owner of any securities reported on this Form 4, except to the extent of his pecuniary interest in any such securities. The ownership of the shares of Donnelley Common Stock by the Greenwich Street Funds is being reported by Mr. Eckert only because of his affiliation with the Greenwich Street Funds.